Exhibit (a)(5)(C)


               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                         IN AND FOR NEW CASTLE COUNTY


JONES APPAREL GROUP, INC. and         )
MSC ACQUISITION CORP.,                )
                                      )
                  Plaintiffs,         )
                                      )
         v.                           )    C.A. No.  ___________
                                      )
MAXWELL SHOE COMPANY INC.,            )
MARK J. COCOZZA, JAMES T.             )
TINAGERO, STEPHEN A. FINE,            )
MALCOLM L. SHERMAN and                )
ANTHONY J. TIBERII,                   )
                                      )
                  Defendants,         )
                                      )
                                      )
                                      )

           VERIFIED COMPLAINT FOR DECLARATORY AND INJUNCTIVE RELIEF

          Plaintiffs Jones Apparel Group, Inc. ("Jones Apparel") and MSC Acquisition Corp. ("MSCAC") (collectively, "Plaintiffs"), by and through their undersigned attorneys, allege for their Complaint against Maxwell Shoe Company Inc. ("Maxwell" or the "Company"), Mark J. Cocozza, James T. Tinagero, Stephen
A. Fine, Malcolm L. Sherman and Anthony J. Tiberii (the "Director Defendants") (collectively, "Defendants") as follows:

                             NATURE OF THIS ACTION

          1. This action seeks declaratory and injunctive relief to, among other things, remedy Defendants' violation of the Amended and Restated Certificate of Incorporation of Maxwell ("Certificate of Incorporation"), and to prevent the Director Defendants' blatant manipulation of the corporate machinery to impede a possible future consent solicitation by

Jones Apparel and MSCAC to remove each member of Maxwell's Board of Directors elected at Maxwell's 2004 annual stockholders' meeting to be held on April 8, 2004.

          2. On February 25, 2004, Jones Apparel announced that it had delivered a proposal to Maxwell to acquire all of the outstanding shares of Maxwell at a price of $20.00 per share in cash (the "Jones Apparel Proposal"). The $20.00 per share cash price proposed by Jones Apparel represented a premium of 13.7% to the last reported sales price per Maxwell share on the Nasdaq National Market System on February 18, 2004. All subsequent attempts by Jones Apparel to negotiate with the Maxwell Board and the Director Defendants concerning the Jones Apparel Proposal were rebuffed.

          3. On March 12, 2004, Maxwell issued a press release and delivered a letter to Jones Apparel stating that the Director Defendants unanimously had determined to reject the Jones Apparel Proposal and to refuse to meet with Jones Apparel to discuss that Proposal.

          4. On March 23, 2004, MSCAC commenced a tender offer (the "Offer") to acquire all the outstanding shares of Maxwell's Class A Common Stock ("Shares") (including the associated rights to purchase shares of Series A Junior Participating Preferred Stock of Maxwell) at a price of $20.00 per Share in cash. The Offer currently is scheduled to expire at 12:00 Midnight, New York City time, on Monday, April 19, 2004, unless extended.

          5. Also on March 23, 2004, Jones Apparel and MSCAC filed a preliminary consent solicitation statement with the U.S. Securities and Exchange Commission ("SEC"). As that preliminary consent solicitation statement indicates, Jones Apparel and MSCAC are considering proposing the removal of the members of Maxwell's Board of Directors to be elected at Maxwell's 2004 annual stockholders' meeting on April 8, 2004. That proposal has not yet been made by Jones Apparel or MSCAC, however, and Jones Apparel and MSCAC have not commenced a solicitation of Maxwell's stockholders with respect to that proposal. Moreover, that proposal will not be made, nor will any consent solicitation of Maxwell's stockholders be commenced, if at all, until after both Maxwell's new Board of Directors has been elected on April 8, 2004, and Jones Apparel and MSCAC have received the SEC's clearance to distribute the consent solicitation materials to Maxwell's stockholders.

          6. Despite the fact that no proposal has been made and no solicitation of Maxwell stockholders has been commenced by Jones Apparel and MSCAC, Maxwell announced on March 25, 2004, that its Board of Directors had "set a record date of March 25, 2004 in connection with Jones Apparel Group, Inc.'s consent solicitation".

          7. Pursuant to Article VII of Maxwell's Certificate of Incorporation, "[t]he record date with respect to the determination of stockholders entitled to consent in writing to any action shall be the first date on which a signed written consent setting forth the action to be taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded" (emphasis added). Accordingly, in order for the Maxwell Board of Directors to have set March 25, 2004, as a record date, a Maxwell stockholder must have delivered "a signed written consent" to the Company or its registered agent on March 25, 2004, "in connection with Jones Apparel Group, Inc.'s consent solicitation".

          8. Maxwell's press release announcing the setting of the March 25, 2004, record date is silent as to whether the Company did in fact receive "a signed written [stockholder] consent". Moreover, Maxwell and its counsel have rebuffed all attempts by Jones Apparel and MSCAC to learn whether such a consent was delivered to the Company or its registered agent on March 25, 2004. On March 26, 2004 - the day after the record date was announced by Maxwell - MSCAC wrote to Maxwell's Chief Executive Officer demanding that, as a Maxwell stockholder of record, it be permitted to inspect certain books and records relating, inter alia, to the setting of the March 25, 2004, record date, pursuant to Section 220 of the Delaware General Corporation Law, 8 Del. C. Section 220 ("Section 220"). MSCAC's counsel also telephoned Maxwell's counsel that same day to ask if a consent had been delivered to the Company or its registered agent. Despite a promise by Maxwell's counsel to respond to that inquiry, MSCAC heard nothing until it received a letter from Maxwell's counsel on March 28, 2004, refusing to permit MSCAC to inspect Maxwell's books and records. Maxwell's improper rejection of MSCAC's request has forced MSCAC to file suit under Section 220 to compel Maxwell to permit that inspection.

          9. If Maxwell did not receive a "signed written consent" from a stockholder on March 25, 2004, then the Board's decision to set that date as the record date for any consent solicitation by Jones Apparel and MSCAC plainly contravened Article VII of Maxwell's Certificate of Incorporation. Even if the Company did receive such a consent, however, that consent did not comply with Maxwell's Certificate of Incorporation or Delaware law. The Maxwell Board and the Director Defendants cannot validly set a record date "in connection with Jones Apparel Group, Inc.'s consent solicitation" when Jones Apparel and MSCAC have not even made a proposal, much less commenced a solicitation of Maxwell's stockholders. Equally, the Maxwell Board and the Director Defendants cannot themselves cause a solicitation of Maxwell stockholders by Jones Apparel and MSCAC to be commenced merely by setting a record date for that solicitation, as they have apparently purported to do. The March 25, 2004, record date is thus invalid and void for any possible future consent solicitation by Jones Apparel or MSCAC.

          10. As noted above, Jones Apparel and MSCAC have not disseminated consent solicitation materials to any Maxwell stockholders and will not do so without clearance from the SEC. Consequently, Maxwell stockholders have not received the actual consent card necessary formally to consent to any possible solicitation by Jones Apparel and MSCAC seeking the removal of the members of Maxwell's Board of Directors to be elected at Maxwell's 2004 annual stockholders' meeting held on April 8, 2004. As a result, any "signed written [stockholder] consent" submitted to Maxwell in connection with the setting of the record date on March 25, 2004, must have been prepared and solicited by someone other than Jones Apparel or MSCAC. Upon information and belief - and in light of the relevant provisions in Maxwell's Certificate of Incorporation
- Plaintiffs believe that a purported stockholder consent must have been solicited by Maxwell (or its directors, officers, employees or agents) and delivered, at Defendants' direction, to the Company on March 25, 2004, specifically so that Defendants could purport to set the record date for any possible future consent solicitation by Jones Apparel or MSCAC.

          11. Defendants' conduct in deliberately soliciting a consent for a possible future solicitation by another party - Jones Apparel and MSCAC - that has not yet been commenced, and then using that purported "consent" as the basis for setting a record date for a possible future solicitation perceived as contrary to the Director Defendants' own interests, is an outrageous and inequitable abuse of the corporate machinery, and a breach of the Director Defendants' fiduciary duties to the Maxwell stockholders. Moreover, Defendants' solicitation of a consent for a proposal that not only has not yet been made by Jones Apparel or MSCAC, but, worse, which Maxwell's Board and the Defendant Directors firmly oppose - the removal of members of Maxwell's Board of Directors to be elected at Maxwell's 2004 annual stockholders' meeting held on April 8, 2004 - is duplicitous and an abuse of those directors' positions.

          12. Defendants' improper purpose in announcing the March 25, 2004, record date could not be more transparent. Under Delaware law a consent solicitation must be completed within 60 days of the earliest-dated consent delivered to a company. Upon information and belief - and in light of Defendants' refusal to provide Plaintiffs with any information concerning the setting of the record date - Plaintiffs believe that Defendants intend to take the position that the 60-day clock for consideration by Maxwell's stockholders of any possible future consent solicitation by Jones Apparel or MSCAC has now started to run. In the event that Jones Apparel and MSCAC do decide to proceed with a consent solicitation, however, those solicitation materials will not be sent to Maxwell stockholders until after they have been cleared by the SEC and Maxwell's new Board of Directors has been elected on April 8, 2004, at the earliest. Accordingly, by setting the record date on March 25, 2004, Defendants are seeking improperly to shorten the 60-day period for consideration of Plaintiffs' solicitation materials by more than two weeks, at least.

          13. The shortening of that 60-day period will necessarily impede the ability of Maxwell's stockholders to exercise their voting rights once they receive Plaintiffs' solicitation materials, and may impede their right to receive superior value for their shares. The actions of the Director Defendants thus represent a breach of fiduciary duty under established Delaware law.

          14. In addition, Defendants' solicitation of a "signed written consent" for purposes of setting the March 25, 2004, record date may also represent a violation of the

Securities Exchange Act of 1934 and SEC Rule 14a-12(a)(2) promulgated thereunder. Rule 14a-12(a)(2) provides that a solicitation may be made before furnishing a security holder with a proxy statement only if "[a] definitive proxy statement meeting the requirements of ss. 240.14(a)-3(a) is sent or given to security holders . . . before or at the same time as the forms of proxy, consent or authorization are furnished to or requested from security holders". To date, Maxwell has not filed any such proxy or consent statement with the SEC. Defendants' breach of the securities laws further invalidates the setting of a record date based upon a stockholder consent which the Company itself improperly solicited.


          15. Therefore, Plaintiffs seek an order from this Court, inter alia:
(a) declaring that the March 25, 2004, record date set by Defendants is invalid and void; (b) declaring that the 60-day period for consideration of any possible future consent solicitation by Jones Apparel and MSCAC has not yet commenced; and (c) enjoining Defendants from fixing a record date or declaring that the 60-day period for consideration of any possible consent solicitation by Jones Apparel and MSCAC has commenced until, as required by
Article VII of Maxwell's Certificate of Incorporation, the Company or its registered agent has received a valid "signed written consent" from a Maxwell stockholder responding to definitive solicitation materials disseminated by Jones Apparel and MSCAC.

                                  THE PARTIES


          16. Plaintiff Jones Apparel is a Pennsylvania corporation with its principal executive offices in Bristol, Pennsylvania. Jones Apparel is a leading designer and marketer of branded apparel, footwear and accessories. Jones Apparel's nationally recognized brands include Jones New York, Evan-Picone, Norton McNaughton, Gloria Vanderbilt, Erika, l.e.i., Energie, Nine West, Easy Spirit, Enzo Angiolini, Bandolino, Napier, Judith Jack, Kasper, Anne Klein,

Albert Nipon and Le Suit. Jones Apparel also markets apparel under the Polo Jeans Company brand licensed from Polo Ralph Lauren Corporation, costume jewelry under the Tommy Hilfiger brand licensed from Tommy Hilfiger Licensing, Inc. and the Givenchy brand licensed from Givenchy Corporation, and footwear and accessories under the ESPRIT brand licensed from Esprit Europe, B.V. After more than 30 years of operation, Jones Apparel has built a reputation for excellence in product quality and value and in operational execution.


          17. Plaintiff MSCAC is an indirect wholly-owned subsidiary of Jones Apparel organized in 2004 under the laws of the State of New York in order to make the Offer and to take other action in connection therewith. MSCAC has not, and is not expected to, engage in any business other than in connection with the Offer, the proposed merger with Maxwell and any possible future consent solicitation.

          18. Defendant Maxwell is a Delaware corporation with its principal executive offices in Hyde Park (Boston), Massachusetts. According to Maxwell's most recent Form 10-K, Maxwell designs, develops and markets casual and dress footwear for women and men under multiple brand names, including Mootsies Tootsies(R), Sam & Libby(R), Dockers(R) Footwear For Women, AK Anne Klein, J.
G. Hook(R) and Joan & David(R).

          19. Defendant Mark J. Cocozza ("Cocozza") has served as chairman of Maxwell's Board of Directors and its chief executive officer since April 1998. Prior to that Mr. Cocozza served as Maxwell's President and Chief Operating Officer from October 1993 to April 1998, and served as Maxwell's President of the Mootsies Tootsies division since 1987.

          20. Defendant James T. Tinagero has served as a member of Maxwell's Board of Directors since 1998 and its Chief Operating Officer since 2000.

          21. Defendant Stephen A. Fine has served as a member of Maxwell's Board of Directors since May 1994.

          22. Defendant Malcolm L. Sherman has served as a member of Maxwell's Board of Directors from May 1994 until November 1999 (when he resigned in order to avoid a potential conflict of interest) and was re-elected to the Board in late January 2000.

          23. Defendant Anthony J. Tiberii has served as a member of Maxwell's Board of Directors since April 2000.

                                  BACKGROUND

A.   JONES APPAREL'S ATTEMPT TO NEGOTIATE A BUSINESS COMBINATION WITH MAXWELL

          24. In mid-November 2003, Peter Boneparth, the President and Chief Executive Officer of Jones Apparel, contacted Mr. Cocozza, the Chairman of the Board and Chief Executive Officer of Maxwell, and indicated that Jones Apparel was considering pursuing a business combination with Maxwell. Mr. Boneparth and Mr. Cocozza had several subsequent conversations on that subject.

          25. On February 17, 2004, Mr. Boneparth contacted Mr. Cocozza to further discuss the possibility of a business combination between Jones Apparel and Maxwell. During that conversation, Mr. Cocozza asked Mr. Boneparth to provide him with further information concerning the amount that Jones Apparel would be prepared to pay in order to acquire Maxwell.

          26. On February 18, 2004, representatives of Bear, Stearns & Co. Inc. ("Bear Stearns"), on behalf of Jones Apparel, contacted Mr. Cocozza to inform him that Jones Apparel would be interested in acquiring all of the outstanding Shares at a price of $20.00 per Share in cash. Maxwell did not respond to that proposal.

          27. On February 25, 2004, Mr. Boneparth contacted Mr. Cocozza to inform him that a letter would be delivered to Maxwell later that day setting forth a proposal to acquire all of the outstanding shares of Maxwell at a price of $20.00 per Share in cash (the aforementioned "Jones Apparel Proposal"). Also on February 25, 2004, Jones Apparel issued a press release indicating that it had made such a proposal.

          28. Later that day, on February 25, 2004, Maxwell issued a press release asking Maxwell's stockholders not to take any action with respect to the Jones Apparel Proposal at that time.

          29. On February 26, 2004, Maxwell issued another press release indicating that it had retained Gibson, Dunn & Crutcher LLP, as legal counsel, and Lehman Brothers Inc., as financial advisor, in connection with the Jones Apparel Proposal.

          30. Between February 26, 2004, and March 12, 2004, representatives of Jones Apparel contacted representatives of Maxwell several times to request a meeting to discuss the Jones Apparel Proposal. All such requests were refused by Maxwell's representatives.

          31. On March 12, 2004, Maxwell issued a press release, and Mr. Cocozza delivered a letter to Mr. Boneparth, stating that Maxwell's Board of Directors unanimously had determined to reject the Jones Apparel Proposal and to refuse to meet with Jones Apparel to discuss that Proposal. Later that day, Mr. Cocozza reiterated Maxwell's position in a telephone conversation with Mr. Boneparth.

B. MSCAC COMMENCES A TENDER OFFER

          32. On March 23, 2004, MSCAC commenced a tender offer to acquire all the outstanding Shares (including the associated rights to purchase shares of Series A Junior Participating Preferred Stock of Maxwell (the "Rights")) at a price of $20.00 per Share in cash

(the aforementioned "Offer"). As noted above, the Offer currently is scheduled to expire at 12:00 Midnight, New York City time, on Monday, April 19, 2004, unless extended.

          33. The purpose of the Offer is to enable Jones Apparel to acquire control of, and ultimately the entire equity interest in, Maxwell. The Offer, as the first step in the acquisition of Maxwell, is intended to facilitate the acquisition of all issued and outstanding Shares. MSCAC currently intends, promptly following consummation of the Offer, to seek to have Maxwell consummate a second-step merger or similar business combination with MSCAC or another direct or indirect wholly-owned subsidiary of Jones (the "Proposed Merger"), pursuant to which each then outstanding Share (other than Shares held by Jones Apparel or its subsidiaries - including, without limitation, MSCAC - and Shares owned by stockholders who perfect any available appraisal rights under Delaware law) will be converted into the right to receive an amount in cash equal to the highest price paid per Share pursuant to the Offer.

          34. Jones Apparel and MSCAC do not intend to consummate the Offer and the Proposed Merger unless certain conditions are satisfied, including, without limitation, that (1) Maxwell's Board of Directors redeems the Rights or MSCAC is satisfied, in its sole discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger, and (2) MSCAC is satisfied, in its sole discretion, that the provisions of Section 203 of the Delaware General Corporation Law will be inapplicable to the Proposed Merger or any other business combination involving Jones Apparel or any of its subsidiaries and Maxwell.


C. Jones Apparel and MSCAC File Preliminary Consent Solicitation Materials with the SEC

          35. On March 23, 2004, Jones Apparel and MSCAC filed a preliminary consent solicitation statement with the SEC, in accordance with SEC Rule 14a-6(a) promulgated under the Securities Exchange Act of 1934. As that preliminary consent solicitation statement indicates, Jones Apparel and MSCAC are considering proposing the removal of the members of Maxwell's Board of Directors elected at Maxwell's 2004 annual meeting of stockholders to be held on April 8, 2004. The preliminary consent solicitation statement filed by Jones Apparel and MSCAC with the SEC makes clear, however, that no consent solicitation has been commenced to date, and that no solicitation will be commenced, at the earliest, until after the election of Maxwell's new Board of Directors at the annual stockholders' meeting on April 8, 2004 - if at all. The preliminary consent solicitation statement states expressly that no definitive consent solicitation materials will be sent to Maxwell stockholders by Jones Apparel and MSCAC until after the Maxwell annual meeting has occurred, and, as a result, those materials - if sent at all - will bear an April date. (Prelim. Consent. Solicit. St., pp. (i), 6.)

          36. Consistent with the fact that no consent solicitation has yet been commenced, the preliminary consent solicitation statement plainly indicates that "[n]either Jones [Apparel] nor [MSCAC] is soliciting, or intends to solicit, proxies in respect of any matter to be considered at Maxwell's 2004 annual meeting" and that the "preliminary consent solicitation statement does not constitute a solicitation of proxies [by Jones Apparel and MSCAC] in connection with any matter to be considered at Maxwell's 2004 annual meeting". (Prelim. Consent. Solicit. St., p. (iii).) As noted above, any possible future consent solicitation by Jones Apparel or MSCAC would only relate to removal of the members of Maxwell's new Board of Directors to be elected at Maxwell's 2004 annual stockholders' meeting on April 8, 2004.

          37. Jones Apparel and MSCAC reiterated that point to stockholders in MSCAC's written Offer to Purchase filed with the SEC on March 23, 2004. That document plainly states that "[n]either Jones [Apparel] nor [MSCAC] is soliciting, or intends to solicit, proxies in respect of any matter to be considered at Maxwell's 2004 annual meeting" and that "[n]either th[e] Offer to Purchase nor the Offer constitutes a solicitation of proxies in connection with any matter to be considered at Maxwell's 2004 annual meeting". (Offer to Purchase, pp. 2, 4, 11.)


          38. To date, Jones Apparel and MSCAC have not received SEC approval to distribute any consent solicitation materials to Maxwell stockholders.

D.   DEMAND BY MSCAC FOR A MAXWELL STOCKHOLDER LIST

          39. On March 23, 2004, MSCAC executed a written demand, verified under oath (the "Stocklist Demand Letter"), that was delivered by hand to Maxwell's principal place of business in Hyde Park (Boston), Massachusetts, and also to The Corporation Service Company, Maxwell's registered agent in Delaware, later that same day. In the Stocklist Demand Letter, MSCAC demanded the right, pursuant to Section 220, to inspect and make copies of a list of Maxwell's stockholders and certain ancillary records. The Stocklist Demand Letter stated that MSCAC requested such information for the purpose of enabling MSCAC "(i) to communicate with other stockholders of the Company in connection with the tender offer by MSCAC to purchase all outstanding shares of Common Stock of the Company and (ii) to permit MSCAC and [Jones Apparel] to solicit consent from Company stockholders on matters described in the preliminary consent statement filed by MSCAC and Jones Apparel with the SEC". On March 30, 2004, Maxwell responded to the Stocklist Demand Letter by setting certain conditions on its disclosure of the demanded list of stockholders and other documents.

E.   MAXWELL ANNOUNCES THAT THE MAXWELL BOARD OF DIRECTORS HAS SET A RECORD
     DATE

          40. As noted above, on March 25, 2004, Maxwell issued a press release announcing that its Board of Directors had "set a record date of March 25, 2004 in connection with Jones Apparel Group, Inc.'s consent solicitation" and that "[o]nly stockholders of record as of the close of business on [March 25, 2004] will be entitled to execute, withhold, or revoke consents".


          41. According to Article VII of Maxwell's Certificate of
Incorporation:


               [t]he record date with respect to the determination of stockholders entitled to consent in writing to any action shall be the first date on which a signed written consent setting forth the action to be taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded.

(emphasis added).

          42. Thus, under Maxwell's Certificate of Incorporation, the Maxwell Board of Directors cannot act to fix a record date unless and until it receives a "signed written consent" from a Maxwell stockholder. Upon information and belief, and for the reasons set forth above, no valid stockholder consent has been delivered to the Company or its registered agent "in connection with Jones Apparel Group, Inc.'s consent solicitation". As a result, the decision by the Maxwell Board and the Director Defendants to set a March 25, 2004, record date violated the Company's Certificate of Incorporation and Delaware law and is therefore invalid and void.

          43. Further, upon information and belief, and for the reasons set forth above - including Defendants' refusal to provide Plaintiffs with any information concerning the setting of the record date - Defendants and/or their employees, agents or representatives conspired to arrange for the delivery of a "signed written consent" to the Company or its registered agent for purposes of setting the March 25, 2004, record date. In the absence of any accompanying proxy or consent statement filed by Maxwell with the SEC, and for the reasons set forth above, such conduct is a potential violation of the Securities Exchange Act of 1934 and SEC Rule 14a-12(a)(2) promulgated thereunder. Defendants' breach of the federal securities laws further invalidates the setting of a record date based upon a stockholder consent which the Company itself improperly solicited.


          44. The Director Defendants' conduct not only violates Maxwell's Certificate of Incorporation and the federal securities laws, but it also represents a clear breach of the Director Defendants' fiduciary duties to the Maxwell stockholders. The Director Defendants' inequitable attempts to manipulate the rules governing the dissemination of solicitation materials and to sharply reduce the 60-day time period allowed to Maxwell stockholders to consider those materials adversely affects the voting rights of the Company's stockholders and negatively affects the ability of the Company's stockholders to receive superior value for their shares under the Proposed Merger with Jones Apparel. In addition, the Director Defendants engaged in this conduct for the improper primary purpose of obstructing the voting rights of Maxwell's stockholders, and such actions plainly do not represent a reasonable response to the Jones Apparel Proposal, the Offer commenced by MSCAC or any possible future consent solicitation by Jones Apparel and MSCAC.


F.   DEMAND BY MSCAC FOR INSPECTION OF MAXWELL'S BOOKS AND RECORDS

          45. On March 26, 2004, MSCAC delivered by facsimile to Maxwell's principal place of business and to its counsel, Gibson, Dunn & Crutcher LLP (Markus Nauheim, Esq.), a written demand to inspect and copy certain books and records of Maxwell pursuant to Section 220 (the "Books and Records Demand Letter"). The Books and Records Demand Letter was signed under oath by Ira M. Dansky, the Secretary of MSCAC. A copy of the Books and Records Demand Letter was also sent that same day by facsimile to The Corporation Service Company, Maxwell's registered agent in Delaware. The same Demand Letter was further delivered by hand to The Corporation Service Company and to Gibson, Dunn & Crutcher LLP on March 29, 2004.

          46. In the Books and Records Demand Letter, MSCAC demanded the right immediately to inspect the following books and records of the Company and to make copies or abstracts therefrom:

               (a) All documents, in draft or final form, on paper or stored electronically (including, but not limited to, notes, memorandum, correspondence, e-mail, presentations, the minutes or resolutions of the Company's Board or any committee thereof, and any written consents executed by directors or members of any Board committees), in any way relating to the decision of the Company's Board of Directors to set a record date of March 25, 2004, in connection with a possible consent solicitation by MSCAC and Jones Apparel Group, Inc. (together, "Jones Apparel");

               (b) Any consent of a stockholder of the Company that was delivered to the Company in accordance with Section 228 of the General Corporation Law of the State of Delaware in connection with a possible consent solicitation by Jones Apparel; and

               (c) All documents, in draft or final form, on paper or stored electronically (including, but not limited to, notes, memoranda, correspondence, e-mail, presentations, the minutes or resolutions of the Company's Board or any committee thereof, and any written consents executed by directors or members of any Board committees), in any way relating to any consent referred to in paragraph (b) above.

          47. MSCAC's purpose for requesting these books and records, as stated in the Demand Letter, is "(i) to more fully understand the facts and circumstances underlying the decision of the Company's Board of Directors to set a record date of March 25, 2004, in connection with a possible consent solicitation by Jones Apparel, as disclosed by the Company in its press release dated March 25, 2004, and underlying the delivery of any stockholder consent in connection with such possible consent solicitation; and (ii) to investigate potential or possible wrongdoing by the Board of Directors of the Company . . . in connection with setting such record date or in connection with the solicitation, execution or delivery of any such stockholder consent".


          48. MSCAC has complied with all of the provisions of Section 220 with respect to the form and manner of making the above demand for inspection and copying of the demanded materials.

          49. Also on March 26, 2004, counsel for MSCAC contacted Maxwell's counsel to request information on how the Maxwell Board set the March 25, 2004, record date, and to ask specifically whether a "signed written consent" had been delivered to the Company or its registered agent. Maxwell's counsel, Mr. Nauheim, stated that he personally was not in possession of the relevant facts but that he would ensure that another attorney at his firm reported back to MSCAC's counsel with that information. As of the filing of this Complaint, neither MSCAC nor its counsel have received any oral response to that inquiry, even though Mr. Nauheim was given both office and home telephone numbers for counsel for MSCAC.

          50. By letter dated March 28, 2004, counsel for Maxwell (Gibson, Dunn & Crutcher LLP) informed counsel for MSCAC that Maxwell had "concluded that MSCAC is not entitled to inspect the Company's books and records for the purposes and in the manner set forth in Mr. Dansky's letter. Consequently, please be advised that the Company will not provide the requested information."

          51. Maxwell's improper rejection of MSCAC's request has forced MSCAC to file suit under Section 220 to compel Maxwell to permit that inspection. That suit was filed by MSCAC against Maxwell in the Delaware Court of Chancery on March 30, 2004. MSCAC has sought expedited treatment of that suit.

                               IRREPARABLE HARM

          52. Plaintiffs reallege and reaffirm the allegations in the preceding paragraphs as if fully set forth herein.

          53. The Director Defendants' inappropriate fixing of the record date (including, upon information and belief, their improper solicitation of a "signed written consent" for purposes of setting that date) will necessarily and improperly impede the ability of Maxwell's stockholders to exercise their voting rights once they receive Plaintiffs' solicitation materials, and may also impede the right of Maxwell's stockholders to receive superior value for their shares. Without relief from this Court, the ability of Jones Apparel and MSCAC to conduct any possible future consent solicitation - including, in particular, any solicitation that might be launched immediately following the election of Maxwell's new Board of Directors at the annual stockholders' meeting on April 8, 2004 - will be improperly hindered because Jones Apparel and MSCAC will not know which Maxwell stockholders to solicit given the uncertainty about the correct record date and, further, will not know when the 60-day period for that solicitation will expire, in light of Defendants' inequitable conduct.

          54. In addition, the Director Defendants' actions necessarily disenfranchise and prejudice any Maxwell stockholders who acquired, or will acquire, Maxwell stock at any point after March 25, 2004, through to the time that Jones Apparel and MSCAC make a proposal and commence a consent solicitation and a valid "signed written consent" is first delivered to the Company or its registered agent in connection therewith. Those stockholders will otherwise be precluded from considering or consenting to Jones Apparel's and MSCAC's proposal, in derogation of their rights.

          55. As a result of the Director Defendants' actions, and without relief from this Court, Maxwell's stockholders will also be deprived of the full 60-day period permitted under Delaware law for consideration of any future proposal by Jones Apparel and MSCAC and the consent solicitation materials to be disseminated in relation thereto.

          56. The above actions are clear breaches of the Director Defendants' fiduciary duties and constitute irreparable injury to Maxwell's stockholders and to Plaintiffs. The injury to Plaintiffs will not be compensable in monetary damages, and Plaintiffs have no adequate remedy at law.

                                   COUNT I

                            AGAINST ALL DEFENDANTS:
       JONES APPAREL AND MSCAC HAVE NOT COMMENCED A CONSENT SOLICITATION
      AND THE MARCH 25, 2004, RECORD DATE IS INVALID AND INAPPLICABLE TO
     ANY POSSIBLE FUTURE CONSENT SOLICITATION BY JONES APPAREL AND MSCAC

          57. Plaintiffs reallege and reaffirm the allegations in the preceding paragraphs as if fully set forth herein.

          58. On March 23, 2004, Jones Apparel and MSCAC filed a preliminary consent solicitation statement with the SEC, in accordance with SEC Rule 14a-6(a) promulgated under the Securities Exchange Act of 1934. As that preliminary consent solicitation statement indicates, Jones Apparel and MSCAC are considering proposing the removal of the members of

Maxwell's new Board of Directors elected at Maxwell's 2004 annual stockholders' meeting to be held on April 8, 2004. That proposal has not yet been made by Jones Apparel or MSCAC, however, and Jones Apparel and MSCAC have not commenced a solicitation of Maxwell's stockholders with respect to that proposal. Moreover, the Maxwell directors that Jones Apparel and MSCAC might seek to remove have not yet been elected, and will not take office until after Maxwell's 2004 annual stockholders' meeting on April 8, 2004.

          59. Jones Apparel and MSCAC have not disseminated consent solicitation materials to any Maxwell stockholders and will not do so without clearance from the SEC. Consequently, Maxwell stockholders have not received the actual consent card necessary formally to consent to any possible solicitation by Jones Apparel and MSCAC seeking the removal of the members of Maxwell's Board of Directors to be elected at Maxwell's 2004 annual stockholders' meeting held on April 8, 2004.

          60. Despite the fact that no proposal has been made and no solicitation of Maxwell stockholders commenced by Jones Apparel and MSCAC, Maxwell announced on March 25, 2004, that its Board of Directors had "set a record date of March 25, 2004 in connection with Jones Apparel Group, Inc.'s consent solicitation". The Maxwell Board and the Director Defendants cannot validly set a record date "in connection with Jones Apparel Group, Inc.'s consent solicitation", however, when Jones Apparel and MSCAC have not even made a proposal, much less commenced a solicitation of Maxwell's stockholders. Equally, the Maxwell Board and the Director Defendants cannot themselves cause a solicitation of Maxwell stockholders by Jones Apparel and MSCAC to be commenced merely by setting a record date for that solicitation, as they have apparently purported to do. The March 25, 2004, record date is thus invalid and void for any possible future consent solicitation by Jones Apparel or MSCAC.

          61. Plaintiffs thus seek a declaration that (a) no consent solicitation has yet been commenced by Jones Apparel and MSCAC; and (b) the March 25, 2004, record date is invalid, void and inapplicable to any possible future consent solicitation by Jones Apparel and/or MSCAC, including any consent solicitation seeking the removal of the members of Maxwell's Board of Directors elected at Maxwell's 2004 annual stockholders' meeting on April 8, 2004.

          62. Plaintiffs have been harmed by the Defendants' actions and have no adequate remedy at law.

                                   COUNT II

                            Against All Defendants:
              Violation of Maxwell's Certificate of Incorporation

          63. Plaintiffs reallege and reaffirm the allegations in the preceding paragraphs as if fully set forth herein.

          64. Under Article VII of Maxwell's Certificate of Incorporation, "[t]he record date with respect to the determination of stockholders entitled to consent in writing to any action shall be the first date on which a signed written consent setting forth the action to be taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded".

          65. Despite the fact that no proposal has been made and no solicitation of Maxwell stockholders commenced by Jones Apparel and MSCAC, Maxwell announced on March 25, 2004, that its Board of Directors had "set a record date of March 25, 2004 in connection with Jones Apparel Group, Inc.'s consent solicitation". The decision to set a record date before the commencement of any consent solicitation by Jones Apparel or MSCAC is a clear violation of Maxwell's Certificate of Incorporation.

          66. In order for Defendants' actions in setting the March 25, 2004, record date to comply with Maxwell's Certificate of Incorporation, a Maxwell stockholder must have delivered "a signed written consent" to the Company or its registered agent on March 25, 2004, "in connection with Jones Apparel Group, Inc.'s consent solicitation". If the Company did not receive such a consent, then the Board's setting of the record date clearly contravened
Article VII of Maxwell's Certificate of Incorporation.

          67. Even if the Company did receive such a consent, however, that consent did not comply with Maxwell's Certificate of Incorporation or Delaware law. The Maxwell Board and the Director Defendants cannot validly set a record date "in connection with Jones Apparel Group, Inc.'s consent solicitation" - as they have purported to do - when Jones Apparel and MSCAC have not even made a proposal, much less commenced a solicitation of Maxwell's stockholders. Equally, the Maxwell Board and the Director Defendants cannot themselves cause a solicitation of Maxwell stockholders by Jones Apparel and MSCAC to be commenced merely by setting a record date for that solicitation.

          68. Plaintiffs thus seek a declaration that the setting of the March 25, 2004, record date by Defendants, supposedly "in connection with Jones Apparel Group, Inc.'s consent solicitation" is a violation of Maxwell's Certificate of Incorporation and thus is invalid and void.

          69. Plaintiffs have been harmed by the Defendants' actions and have no adequate remedy at law.

                                   COUNT III

                       AGAINST THE DIRECTOR DEFENDANTS:
 BREACH OF FIDUCIARY DUTY/INEQUITABLE MANIPULATION OF THE SHAREHOLDER FRANCHISE

          70. Plaintiffs reallege and reaffirm the allegations in the preceding paragraphs as if fully set forth herein.

          71. The Director Defendants are directors of the Company. As directors of the Company, the Director Defendants owe fiduciary duties of care, loyalty and good faith to the Company and its stockholders.

          72. By prematurely fixing the March 25, 2004, record date and conspiring to engineer the delivery of the first stockholder consent "in connection with Jones Apparel Group, Inc.'s consent solicitation" - despite the fact that no such solicitation has been commenced - the Director Defendants have acted in bad faith to manipulate the corporate machinery in order to prejudice and disturb any possible future consent solicitation by Jones Apparel and/or MSCAC. The Director Defendants' actions are inequitable, contrary to established principles of corporate democracy, and represent a breach of the Director Defendants' fiduciary duties to Maxwell stockholders under applicable Delaware law.

          73. Plaintiffs thus seek a declaration that the Director Defendants have breached their fiduciary duties to Maxwell and its stockholders and have improperly manipulated and interfered with the shareholder franchise for their own perceived benefit and without compelling justification.

          74. Plaintiffs have been harmed by the Director Defendants' actions and have no adequate remedy at law.

                                   COUNT IV

                       AGAINST THE DIRECTOR DEFENDANTS:
          BREACH OF FIDUCIARY DUTY / UNREASONABLE DEFENSIVE MEASURES

          75. Plaintiffs reallege and reaffirm the allegations in the preceding paragraphs as if fully set forth herein.

          76. Under Delaware law, the Director Defendants have a fiduciary duty to act reasonably and not to invoke defensive measures in response to an offer to acquire the Company unless such measures are a proportionate response to a legitimate threat to the Company's corporate policy and effectiveness.

          77. MSCAC's Offer is non-coercive and non-discriminatory, it is fair to Maxwell stockholders, it poses no threat to Maxwell's corporate policy and effectiveness, and it represents a significant premium over the last reported sales price per Maxwell share on the Nasdaq National Market System on February 18, 2004.

          78. The Director Defendants' premature fixing of the record date and conspiracy to engineer the delivery of the first stockholder consent "in connection with Jones Apparel Group, Inc.'s consent solicitation" - despite the fact that no such solicitation has been commenced - are all defensive measures enacted in response to the Offer and any possible future consent solicitation by Jones Apparel or MSCAC. Such efforts served no legitimate purpose and were not a reasonable response to the Offer or to any possible future consent solicitation by Plaintiffs. The Director Defendants have therefore breached their fiduciary duties to Maxwell stockholders under applicable Delaware law.

          79. Plaintiffs thus seek a declaration that the Director Defendants have breached their fiduciary duties to Maxwell and its stockholders

          80. Plaintiffs have been harmed by the Director Defendants' actions and have no adequate remedy at law.

          WHEREFORE, Plaintiffs respectfully request that the Court enter an Order granting the following relief:

          (a) declaring that Jones Apparel and MSCAC have not yet commenced a consent solicitation, and that, as a result, the 60-day period under Delaware law for consideration by Maxwell stockholders of any possible future consent solicitation by Jones Apparel and MSCAC has not yet commenced;

          (b) declaring that any purported stockholder consent previously delivered to Maxwell or its registered agent purporting to take action with respect to any possible future consent solicitation by Jones Apparel or MSCAC is invalid and void;

          (c) declaring that the March 25, 2004, record date is invalid, void and inapplicable to any possible future consent solicitation by Jones Apparel and/or MSCAC, including any consent solicitation seeking the removal of the members of Maxwell's Board of Directors elected at Maxwell's 2004 annual stockholders' meeting on April 8, 2004;

          (d) declaring that the Defendants breached Maxwell's Certificate of Incorporation by setting the March 25, 2004, record date;

          (e) enjoining the Defendants from fixing a record date or declaring that the 60-day period for consideration by Maxwell stockholders of any possible consent solicitation by Jones Apparel and MSCAC has commenced, except as provided in Maxwell's Certificate of Incorporation;

          (f) declaring that the Director Defendants have breached their fiduciary duties to the Company and its stockholders;

          (g) enjoining the Director Defendants preliminarily and permanently from taking any other action designed to impede, or which has the effect of impeding, the Offer, any possible future consent solicitation by Jones Apparel and MSCAC, or any other efforts by Plaintiffs to acquire control of Maxwell; and




          (h) awarding such other relief as the Court may deem just and proper.



                                               /s/ Raymond J. DiCamillo
                                               -----------------------------
                                               Jesse A. Finkelstein (#1090)
                                               Raymond J. DiCamillo (#3188)
                                               Brock E. Czeschin (#3938)
                                               RICHARDS, LAYTON & FINGER, P.A.
                                               One Rodney Square
                                               P.O. Box 551
                                               Wilmington, Delaware 19899
                                               (302) 651-7700

                                               Attorneys for Plaintiff


Of Counsel:

Paul C. Saunders
Timothy G. Cameron
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019-7475

Dated:  March 31, 2004